                                                                     Exhibit 8.2



                                                                   July 16, 1999



Uniphase Corporation
163 Baypointe Parkway
San Jose, CA
95134

Dear Sirs:

We have acted as Canadian counsel to JDS Uniphase Corporation ("JDS Uniphase") in connection with the preparation of the Form S-3 Registration Statement dated July 16, 1999 (the "Registration Statement"). In our opinion, the section in the Registration Statement which incorporates by reference the section in the registration statement on Form S-3, registration number 333-78821, (the "June Registration Statement") entitled "Income Tax Considerations - Canadian Federal Income Tax Considerations" is a fair summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) in respect of the exchange of exchangeable shares for shares of common stock of JDS Uniphase and the holding of shares of common stock of JDS Uniphase generally applicable to those holders of exchangeable shares to whom the summary is expressed to be addressed.

We hereby consent to the use of our name under the caption "Income Tax Considerations - Canadian Federal Tax Considerations" in the June Registration Statement which is incorporated by reference into the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Tory Tory DesLauriers & Binnington
---------------------------------------